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                                                                    Exhibit 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE                       Company Contact:
                                            Arthur A. Koch, Jr.
                                            Chief Operating Officer
                                            (302) 456-6789
                                            www.sdix.com

                                            Investor Relations Contact:
                                            Lippert/Heilshorn & Associates, Inc.
                                            William A. Walkowiak, CFA
                                            Klea Theoharis
                                            (212) 838-3777
                                            klea@lhai.com



              STRATEGIC DIAGNOSTICS EXPANDS BOARD OF DIRECTORS AND
                               APPOINTS NEW MEMBER


NEWARK, Del., July 24, 2002 - Strategic Diagnostics (Nasdaq: SDIX) a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported that its board of directors has expanded the number of directors to eight and appointed Mr. Herb Lotman a new director. Mr. Lotman is the founder and chief executive of two privately held companies, Molecular Circuitry, Inc., from which SDI recently purchased assets, and Keystone Foods LLC. Mr. Lotman brings over 40 years of business experience in the food and food safety business which will be valuable to SDI as it expands its food safety business throughout 2002 and beyond.

Mr. Lotman built Keystone into one of the largest suppliers of beef and chicken to McDonald's Corporation, with sales of more than $3 billion. Mr. Lotman formed Molecular Circuitry in 1995 to advance food safety throughout the food processing industry.

Mr. Lotman commented, "We have built the success of Keystone on a few pivotal business principles. High-quality products for our customers is at the core of them. Ensuring the safety of our products is a priority and I believe SDI's commitment to building analytical methods that increase the safety of food products is one where I can make a significant contribution. I look forward to working with SDI toward these vital objectives. Through our collaborations, the food processing industry now has access to a highly reliable E. coli testing method that is significantly easier to use than the other tests on the market."

President and CEO Richard C. Birkmeyer said, "We are very fortunate to be able to attract Mr. Lotman to our board. Consumers today are increasingly concerned with the safety of food products. Outbreaks of contamination are driving safety awareness at a very high rate. Mr. Lotman has already contributed his expertise through the relationships SDI has built to date with Molecular Circuitry and Keystone and I am delighted to have the opportunity to work with him as we continue to develop SDI's food safety business."


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About Strategic Diagnostics Inc.
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SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. RapidChek(R) is a registered trademark of SDI. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.


This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "enable", "can", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.